UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2021

META FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22140	42-1406262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5501 South Broadband Lane, Sioux Falls, South Dakota 57108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (605) 782-1767

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	CASH	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MetaBank, National Association (the “Bank”), a wholly owned subsidiary of Meta Financial Group, Inc. (the “Company”) is reorganizing its payments team to best support its emerging and established customers. In connection with this realignment, on April 30, 2021 the Bank entered into a Severance and General Release Agreement (the “Agreement”) with Sheree S. Thornsberry, Executive Vice President and Head of Payments of the Bank, terminating Ms. Thornsberry’s employment with the Bank and providing for severance payments as set forth below. Ms. Thornsberry’s termination is effective on May 7, 2021 (the “Termination Date”).

The Agreement includes a general release and discharge of claims, and provides that for a period continuing until twelve months following the Termination Date, Ms. Thornsberry shall not (i) use or disclose confidential information of the Company, (ii) directly solicit or interfere with the employment of Bank employees, (iii) directly or indirectly interfere with, impair, disrupt or damage the business relationships or the Bank and its subsidiaries or affiliates with certain defined person or entities, (iv) engage in, or prepare to engage in, any competitive activity with certain defined persons or entities, or (v) make defamatory or disparaging statements about the Bank and its subsidiaries or affiliates.

Pursuant to the Agreement and subject to the confidentiality, non-solicitation, non-competition and non-disparagement provisions of the Agreement described above, the Bank will pay Ms. Thornsberry $409,734, which equals twelve months of Ms. Thornsberry’s gross weekly base compensation as of the Termination Date, $368,761 of incentive compensation, $10,000 for outplacement services, and an amount equal to the number of any remaining shares of unvested restricted stock of the Company previously awarded to Ms. Thornsberry multiplied by the closing market price of Company stock on the last trading day immediately preceding the Termination Date. The aggregate amount set forth above will be payable in substantially equal consecutive installments over twelve months, less standard withholding and deductions elected by Ms. Thornsberry or required by applicable law, commencing within sixty days following the Termination Date provided she does not revoke her acceptance of the Agreement.

The Agreement also provides that at her election the Bank will pay the full premium costs for group health care COBRA continuation coverage for Ms. Thornsberry through the earliest of (i) the twelve-month anniversary of the Termination Date, (ii) the date she becomes eligible for group health insurance coverage from any other employer, or (iii) the date she is no longer eligible to continue such coverage under applicable law.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement attached to this Current Report as Exhibit 10.1 and incorporated herein by reference.

The Company and the Bank thank Ms. Thornsberry for her service and contributions and wish her the best in her future endeavors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Severance and General Release Agreement, effective as of April 30, 2021, by and between MetaBank, N.A. and Sheree S. Thornsberry.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

* Certain schedules or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that the Company may request confidential treatment for any schedule or exhibit so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

META FINANCIAL GROUP, INC.

Date: May 3, 2021	By:	/s/ Glen W. Herrick
Glen W. Herrick
Executive Vice President and Chief Financial Officer